UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2011

To our stockholders:

We invite you to attend our 2011 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut on Wednesday, June 8, 2011 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Michael Kishbauch, Robert Van Nostrand and Nicole Vitullo as our three Class II Directors for terms to expire at our 2014 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of future executive compensation advisory votes;

4. To approve an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to increase the number of shares of the Corporation’s Common Stock, par value $0.001 per share, authorized for issuance from 100,000,000 to 200,000,000;

5. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 14, 2011, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This proxy statement and our 2010 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Proposal 1 requires approval by plurality. Proposals 2, 3 and 5 require that a majority of the votes outstanding and eligible to vote on the proposals vote in favor of the proposals. Proposal 4 requires that a majority of all shares of our issued and outstanding common stock eligible to vote on the proposal vote in favor of the proposal. Each stockholder should take the time to review the attached proxy statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

New Haven, Connecticut

April         , 2011

i

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2011 Annual Meeting of Stockholders

To Be Held on June 8, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we”, “Achillion”, “us”, or the “Company”), and contains information about the Annual Meeting of stockholders to be held on June 8, 2011, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this Proxy Statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the meeting. The Annual Meeting will be held at the offices of Achillion Pharmaceuticals, Inc. at 300 George Street, New Haven, Connecticut.

These proxy solicitation materials will be mailed or given, on or about April    , 2011, to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on June 8, 2011.

This proxy statement and our 2010 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 14, 2011, referred to in this Proxy Statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this Proxy Statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date,             shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Three Class II Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares outstanding and eligible to vote must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2 and any vote by your broker will not be counted and will be considered a broker non-vote. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and our compensation committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3—Advisory Vote on Frequency of Future Executive Compensation Advisory Votes

To approve Proposal 3, stockholders holding a majority of the votes outstanding and eligible to vote must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 3 and any vote by your broker will not be counted and will be considered a broker non-vote. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. This vote is advisory only and not binding on the Company. The Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold future executive compensation advisory votes more or less frequently, but will in no case hold them less frequently than every three years.

Proposal 4—Amendment of Certificate of Incorporation

To approve Proposal 4, under the Company’s Amended and Restated Certificate of Incorporation, stockholders holding a majority of the stock of the Company entitled to vote must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have the effect of the voting against the proposal.

Proposal 5—Ratification of Selection of Independent Registered Public Accounting Firm

The Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2011.

To approve Proposal 5, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 5. If you vote to ABSTAIN on Proposal 5, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions above under “Voting of Shares Held in Street-Name” if you wish to vote such shares in person at the Annual Meeting.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve the Proposal. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were             shares eligible to vote on the Proposal as of the Record Date, we will need more than             shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

Shares of stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, abstentions and broker non-votes are counted as present or represented at the meeting for purposes of determining whether a quorum exists. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on June 7, 2011, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card no later than June 7, 2011, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting

All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Proposals.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve the Proposal, if necessary. Our Board of Directors does not currently intend to bring any other business before the Annual Meeting and, so far as our Board of Directors knows, no other matters are to be brought before the Annual Meeting. If other business properly comes before the Annual Meeting, the proxies will vote in accordance with their own judgment.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers, employees or agents of Achillion in person or by telephone, email or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Achillion for such services.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition for such proposals. With respect to the Proposals, which require a majority vote, broker “non-votes” have no effect.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not count as a vote FOR or AGAINST any matter. While abstentions do not count as a vote FOR or AGAINST, they have the same effect as a negative vote on Proposal 4 because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Our directors, officers and employees may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, or direct your written request to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2012 Annual Meeting

Proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December         , 2011 for inclusion in the Proxy Statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our Proxy Statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Mary Kay Fenton, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2011 Annual Meeting of Stockholders. However, if the 2012 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2011 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2012 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 31, 2011, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer and our four other most highly compensated executive officers who were serving as executive officers on December 31, 2010, whom we refer to collectively as our “named executive officers,” (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Percentage of common stock outstanding is based on 58,390,061 shares of our common stock outstanding as of January 31, 2011. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days of January 31, 2011 and shares of common stock issuable upon exercise of warrants, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated below, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Clarus Ventures, LLC(1) 101 Main Street, Suite 1210 Cambridge, MA 02142	12,259,427	19.97%

Domain Associates, LLC(2) One Palmer Square Princeton, NJ 08542	10,868,374	17.76

Quaker Bioventures II, L.P.(3) 2929 Arch Street Philadelphia, PA 19104	6,560,241	10.92

Janus Capital Management, LLC(4) 151 Detroit Street Denver, CO 80206	3,709,292	6.35

Funds affiliated with ProQuest Investments(5) 90 Nassau Street Fifth Floor Princeton, NJ 08542	3,340,381	5.64

Directors and Named Executive Officers
Nicholas Simon(6)	12,317,552	20.05%
Nicole Vitullo(7)	10,883,999	17.78
Jason Fisherman, M.D.(8)	1,161,744	1.99
Michael D. Kishbauch(9)	802,749	1.36
Milind S. Deshpande, Ph.D(10)	282,468	*
Mary Kay Fenton(11)	156,795	*
Elizabeth A. Olek, D.O.(12)	92,077	*
Gautam Shah, Ph.D(13)	113,483	*
Joseph Truitt (14)	60,390	*
Gary Frashier(15)	63,125	*
Dennis Liotta(16)	76,875	*
David I. Scheer(17)	133,561	*
Robert L. Van Nostrand(18)	70,312	*
David P. Wright(19)	70,312	*
All current executive officers and directors as a group (14 individuals)(20)	26,285,442	39.76%

*	Represents holdings of less than one percent of our outstanding stock.
(1)	Consists of 9,262,079 shares and 2,997,348 shares issuable upon the exercise of Common Stock Warrants. Under the terms of the Common Stock Warrants, Clarus Ventures, LLC is not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicholas Simon, a director of Achillion, is a Managing Director of Clarus Ventures, LLC. Mr. Simon disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.

(2)	Consists of 7,972,968 shares and 2,790,539 shares issuable upon the exercise of Common Stock Warrants held by Domain Partners VIII, L.P., 59,161 shares and 20,706 shares issuable upon the exercise of Common Stock Warrants held by DP VIII Associates, L.P. and 25,000 shares held by Domain Associates, LLC. Under the terms of the Common Stock Warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(3)	Consists of 4,859,438 and 1,700,803 shares issuable upon the exercise of Common Stock Warrants held by Quaker BioVentures II, L.P. Under the terms of the Common Stock Warrants, Quaker BioVentures is not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules.
(4)	Consists of 3,709,292 shares held by Janus Capital Management. This information is from a Schedule 13G filed by Janus Capital Management on January 10, 2011.
(5)	Consists of 1,689,035 shares and 537,885 shares issuable upon exercise of Common Stock Warrants held by ProQuest Investments IV and 844,519 shares, 268,942 shares issuable upon the exercise of Common Stock Warrants held by ProQuest Investments III. Under the terms of the Common Warrants, ProQuest Investments IV and ProQuest Investments III are not permitted to exercise a Common Warrant or any portion thereof, if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. This information is from a Schedule 13G filed by ProQuest Investments III, L.P. on February 10, 2011.
(6)	Consists of 9,262,079 shares and 2,997,348 shares issuable upon the exercise of Common Stock Warrants held by Clarus Ventures, LLC and stock options to purchase 58,125 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011 held by Nicholas Simon. Under the terms of the Common Stock Warrants, Clarus Ventures, LLC is not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicholas Simon, a director of Achillion, is a Managing Director of Clarus Ventures, LLC. Mr. Simon disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(7)	Consists of 7,972,968 shares and 2,790,539 shares issuable upon the exercise of Common Stock Warrants held by Domain Partners VIII, L.P., 59,161 shares and 20,706 shares issuable upon the exercise of Common Stock Warrants held by Domain Associates, LLC, 25,000 shares held by Domain Associates, LLC and stock options to purchase 15,625 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011 held by Nicole Vitullo. Under the terms of the Common Stock Warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(8)	Consists of 1,006,582 shares held by Advent Healthcare and Life Sciences II Limited Partnership, 78,372 shares held by Advent Healthcare and Life Sciences II Beteiligung GmbH & Co. KG, 22,326 shares held by Advent Partners HLS II Limited Partnership, 9,152 shares held by Advent Partners Limited Partnership and stock options to purchase 45,312 shares of our common stock currently exercisable or exercisable within 60 day of January 31, 2011 held by Jason Fisherman. Jason Fisherman, a director of Achillion, is a Managing Director of Advent Health Care Ventures. Dr. Fisherman disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(9)	Consists of stock options to purchase 802,749 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(10)	Includes stock options to purchase 266,843 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(11)	Includes stock options to purchase 144,170 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(12)	Includes stock options to purchase 90,077 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.

(13)	Includes stock options to purchase 110,358 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(14)	Consists of stock options to purchase 60,390 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(15)	Includes stock options to purchase 58,125 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(16)	Includes stock options to purchase 46,875 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(17)	Consists of stock options to purchase 70,312 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011 held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the managing member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(18)	Consists of stock options to purchase 70,312 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(19)	Consists of stock options to purchase 70,312 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011.
(20)	Includes stock options to purchase 1,909,585 shares of our common stock currently exercisable or exercisable within 60 days of January 31, 2011 and 5,808,593 shares issuable upon exercise of warrants.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at nine. There are three Class I Directors, three Class II Directors and three Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2013, 2011 and 2012, respectively, and until their respective successors are elected and qualified.

The persons named in the enclosed proxy will vote to elect as Class II Directors Messrs. Kishbauch and Van Nostrand and Ms. Vitullo, unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Messrs. Kishbauch and Van Nostrand and Ms. Vitullo will each hold office until our annual meeting of stockholders in 2014 and until his/her successor is duly elected and qualified. Each of the nominees has indicated his/her willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class II Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of January 31, 2011 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees Whose Terms Expire in 2011 (Class II Directors)

Michael D. Kishbauch, age 62. Mr. Kishbauch has served as our President, Chief Executive Officer and a director, since 2004. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc. Mr. Kishbauch holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years. His extensive operational, strategic and product planning and promotion experience is coupled with extensive sales, marketing and product launch experience. In addition, Mr. Kishbauch has held board positions with several other life sciences companies. This comprehensive knowledge of the industry adds significant value to our management team and our Board.

Robert L. Van Nostrand, age 54. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves as chair of our audit committee and as a member of our compensation committee. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently

Deloitte. Mr. Van Nostrand is on the Board of Metabolix, Inc., a biotechnology company. Mr. Van Nostrand was the former Chairman of the New York Biotechnology Association, is on the Cold Spring Harbor DNA Learning Center Corporate Advisory Board and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant. Mr. Van Nostrand held board positions with several life sciences companies, particularly contributing his financial management expertise. Mr. Van Nostrand’s vast industry experience, as well as his expertise in financial operations, transaction structuring and risk management, make him a significant contributor to our Board.

Nicole Vitullo, age 53. Ms. Vitullo has served as a director of Achillion since September 2010. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. She has full management responsibility for Domain Public Equity Partners, L.P. and is also involved in distribution/liquidation strategies for the public companies in Domains’ venture capital portfolios. Ms. Vitullo is on the Board of Directors of Celator Pharmaceuticals, Durata Therapeutics, Esperion Pharmaceuticals, Marinus Pharmaceuticals and VentiRx Pharmaceuticals, all privately-held biopharmaceutical companies. From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991-1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester. Ms. Vitullo’s extensive industry knowledge allows her to contribute to our Board in such matters as strategic product development and planning, financing, alliance formation, and market communications. Ms. Vittulo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences, and her contributions to our Board span multiple disciplines.

Directors Whose Terms Expire in 2012 (Class III Directors)

Jason S. Fisherman, M.D., age 54. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves on our audit and nominating and corporate governance committee. Since 2007 Dr. Fisherman has been a Managing Director of Advent Healthcare Ventures, a life science venture capital firm he co-founded in 2007. From 2002 to 2007, Dr. Fisherman was a Managing Director of Advent International, a global private equity firm where he also held various other positions from 1994-2002. Prior to Advent, Dr. Fisherman served for four years as Senior Director of Medical Research for Enzon Pharmaceuticals and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company, and several private biopharmaceutical companies. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Fisherman’s qualifications include his scientific experience, notably in clinical development and strategic product development. In addition to drug research and clinical development expertise, Dr. Fisherman brings a wealth of venture capital management experience in such areas as financing, business development and alliance formation. Finally, his broad knowledge of the life sciences industry is a significant value to our Board.

Gary E. Frashier, age 74. Mr. Frashier has served as a director of Achillion since March 2008 and currently serves as chair of our compensation committee and as a member of our nominating and corporate governance committee. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 until September 1998, he served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from January 1997 until September 2000, as its Chairman of the Board. From 1987 until 1990, he served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services to biopharmaceutical, manufacturing, clinical, analytical and research laboratories, and as President of Millipore’s Waters Associates subsidiary. Mr. Frashier also serves on the Board of Directors of Alseres Pharmaceuticals, Inc., Tekmira Pharmaceuticals Corp., and Apex Bioventures, Inc., a special purpose acquisition company, as well as privately-held American Stem Cell, Inc. Mr. Frashier received a B.S in Chemical Engineering from Texas Tech University and received his M.B.A. from the Massachusetts Institute of Technology. Mr. Frashier’s qualifications include extensive managerial, manufacturing and merger and acquisition experience as a chief executive officer of multiple life sciences industry companies. As a director with several emerging technology companies, and as a consultant in the industry, Mr. Frashier also provides extensive experience in compensation management, alliance management and strategy development, all of which enhances his value on our Board.

David P. Wright, age 63. Mr. Wright has served as a director of Achillion since August 2007 and currently serves on our audit committee. Mr. Wright has been President of CWD Enterprises, Inc., a restaurant franchisee company, since November 2010. Previously, Mr. Wright was President and Chief Executive Officer of PharmAthene, Inc., a biodefense company, from July 2003 to April 2010. Prior to joining PharmAthene, Inc. he served as President and Chief Operating Officer of GenVec Inc., a biopharmaceutical company, from January 2002 through January 2003. He also served as President and Chief Business Officer of Guilford Pharmaceuticals, a pharmaceutical company, from January 2000 through January 2002 and as Executive Vice President for MedImmune, Inc., a biotechnology company, from 1990 to 2000. Additionally, Mr. Wright has held various marketing and sales positions at pharmaceutical companies including Smith-Kline & French, G.D. Searle and Glaxo. Mr. Wright received a M.A. in Speech Pathology and Audiology from the University of South Florida. Mr. Wright has nearly forty years experience in the pharmaceutical and biotechnology industries. As a senior executive with several life sciences companies, Mr. Wright brings extensive management and commercial experience to our Board, notably in the sales and marketing of new products, strategic product planning, and operational and financial matters.

Directors Whose Term Expires in 2013 (Class I Directors)

Dennis Liotta, Ph.D., age 62. Dr. Liotta has served as a director of Achillion since December 2008. Dr. Liotta has been the Samuel Candler Dobbs Professor of Chemistry at Emory University since 1976. Dr. Liotta is a member of the Board of Directors of privately-held Altiris Therapeutics, Inc., iThemba Pharmaceuticals and NeurOp, Inc., pharmaceutical companies. Dr. Liotta is on the Scientific Advisory Boards of several biopharmaceutical companies, has served as a consultant to several major pharmaceuticals companies, serves as Director of the Emory Institute for Drug Discovery and is co-director of the Republic of South Africa Drug Discovery Training Program. Dr. Liotta has also served on numerous NIH Study Sections. Dr. Liotta received a B.A. from Queens College and a Ph.D. from the City University of New York. Dr. Liotta has extensive experience in multidisciplinary research and has focused on the discovery and development of novel antiviral and anticancer therapeutics. He is the inventor of record for several clinically important antivirals. Dr. Liotta’s wealth of broad scientific knowledge, most notably his expertise in synthetic and medicinal chemistry, adds significant value to our Board. Dr. Liotta also brings the managerial experience gained on several life sciences company boards, in addition to the extensive managerial expertise he utilizes in his international philanthropic work.

David I. Scheer, age 58. Mr. Scheer has served as Chairman of our Board since March 2010, as a director of Achillion since August 1998, and currently serves as chair of our nominating and corporate governance committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., which focuses on venture capital activities, corporate strategy, and transactional advisory services focused on life sciences. Mr. Scheer is on the Board of Directors of Agerion Pharmaceuticals, Inc., a biotechnology company, and is Chairman of the Board of Tengion, Inc., a biotechnology company. Mr. Scheer is also on the Board of Directors of privately-held biotechnology companies AngioChem, Inc, Axerion Therapeutics, Inc. and Optherion, Inc. Additionally, Mr. Scheer serves on the Board of Directors of Connecticut United for Research Excellence, an educational and business advocacy network, and as chair of the Unfinished Agenda in Infectious Diseases, a Harvard School of Public Health initiative which focuses on neglected diseases. Mr. Scheer received an A.B., from Harvard College and a M.S. from Yale University. Mr. Scheer’s significant role in company formation, launch and corporate financing transactions provide significant value to our Board. In addition, Mr. Scheer’s extensive experience in transactions involving corporate alliances, licensing arrangements, divestments, and mergers and acquisitions in the life sciences complements our Board.

Nicholas Simon, age 56. Mr. Simon has served as a director of Achillion since August 2008 and currently serves on our compensation committee. Mr. Simon has served as a Managing Director of Clarus Ventures LLC, a life sciences venture capital firm, since February 2005, and is a General Partner for MPM Capital’s BioVentures III Fund. Prior to co-founding Clarus Ventures, Mr. Simon was General Partner of MPM Capital, LLP, a healthcare venture capital fund, from September 2001 to February 2005 and previously as Chief Executive Officer of Collabra Pharma, Inc., a pharmaceutical development company. Mr. Simon held various senior business development positions with Genentech, Inc., including Vice President of Business and Corporate Development, and held various sales and marketing positions with companies including Xoma Corporation, Cooper BioMedical, Inc., Bethesda Research Laboratories, Inc. and Amersham Corporation. Mr. Simon currently serves on the Board of Directors of publicly-traded biotechnology companies Aryx Therapeutics, Avanir Pharmaceuticals and Poniard Pharmaceuticals, as well as privately-held biotechnology companies Pearl Therapeutics, QuatRx Pharmaceuticals, Sientra, Inc. and Verus Pharmaceuticals, Inc. Mr. Simon is also on the Foundation Board at the Gladstone Institute, a private not-for-profit research institute. Mr. Simon received a B.S. degree in microbiology from the University of Maryland and a M.B.A in marketing from Loyola University. Mr. Simon’s qualifications include several years in senior management positions in both business and corporate development and sales and marketing. In addition, Mr. Simon adds knowledge of venture and other financing arrangements, strategy development as well as significant industry knowledge.

Board Recommendation

The Board of Directors believes that the election of Messrs. Kishbauch and Van Nostrand and Ms. Vitullo to serve as Class II directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal No. 3.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement beginning on page 25, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2010. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal No. 3 overrules any decision by the Company or the Board of Directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Board Recommendation

The Board of Directors believes that voting for the compensation of our named executive officers is in the best interest of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE

COMPENSATION ADVISORY VOTES

In Proposal No. 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal No. 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.

After careful consideration, the Board of Directors believes that an executive compensation advisory vote should be held every year, and therefore our Board of Directors recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes.

The Board of Directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time.

Board Recommendation

The Board of Directors believes that an annual executive compensation advisory vote is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE

THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

FROM 100,000,000 SHARES TO 200,000,000 SHARES

In Proposal No. 4, we are asking our stockholders to approve a Certificate of Amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $0.001 per share, from 100,000,000 to 200,000,000.

The Board of Directors has approved, subject to stockholder approval, a Certificate of Amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. The Board of Directors determined that the amendment is advisable and in the best interest of the Company and its stockholders and recommends its approval by the stockholders.

Our Amended and Restated Certificate of Incorporation currently authorizes 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 58,400,302 shares of common stock and zero shares of preferred stock were outstanding as of April 1, 2011. The proposed Certificate of Amendment would not increase or otherwise affect the Company’s authorized preferred stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock.

The proposed Certificate of Amendment of the Amended and Restated Certificate of Incorporation to increase the authorized common stock is set forth in Exhibit A.

Purpose

The Board of Directors believes that it is in the best interests of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for potential business needs. The increase in the number of authorized but unissued shares of common stock would enable the Company, without the expense and delay of seeking stockholder approval, to issue shares from time to time as may be required for proper business purposes.

We anticipate that we may issue additional shares of common stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	partnerships, collaborations and other similar transactions;

•	our stock incentive plans;

•	strategic investments; and

•	other corporate purposes that have not yet been identified.

At this time, we do not have any plans, commitments, arrangements, understandings or agreements regarding the issuance of common stock following the increase of our authorized shares. However, the availability of additional shares of common stock for issuance is, in management’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise.

As of April 1, 2011, a total of 58,400,302 and zero shares of common and preferred stock, respectively, were issued and outstanding, and 5,853,399 options and 9,663,517 warrants to purchase shares of our common stock were issued and outstanding. Additionally, 1,157,086 shares of common stock are reserved for future issuance under our 2006 Stock Incentive Plan and 265,646 shares of common stock are reserved for issuance under our 2006 Employee Stock Purchase Plan. Accordingly, out of the 100,000,000 shares of common stock authorized, 75,339,950 are issued or reserved for issuance and 24,660,050 authorized shares of common stock remain for future issuance.

The increase in authorized common stock would only become effective upon the affirmative vote of a majority of the stock of the company entitled to vote and the subsequent filing of the Certificate of Amendment. The full text of the proposed Certificate of Amendment of the Amended and Restated Certificate of Incorporation is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

Our Board of Directors may issue additional shares of common stock only if the action is permissible under Delaware law and the rules of the Nasdaq Global Market, on which our common stock is quoted.

Possible Effects of the Amendment

If the Certificate of Amendment of the Amended and Restated Certificate of Incorporation is approved, the additional authorized shares would be available for issuance at the discretion of the Board of Directors and without further stockholder approval, except as may be required by law or the rules of the Nasdaq Global Market. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of our common stock have no preemptive rights.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.

To approve Proposal 4, under the Company’s Amended and Restated Certificate of Incorporation, stockholders holding a majority of the stock of the Company entitled to vote must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have the effect of voting against the proposal.

The full text of the proposed amendment is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

If the Company’s stockholders approve the proposed amendment, the Company will file the Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware after the Annual Meeting.

Board Recommendation

The Board of Directors believes that approval to the Amended and Restated Certificate of Incorporation of the Company is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 5—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2011 Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2010 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements with the exception of Dr. Liotta. Dr. Liotta was late filing three Form 4s for the purchase of an aggregate amount of 30,000 shares in September 2009, April 2010 and July 2010. A Form 4 was subsequently filed for these purchases on March 4, 2011, immediately after we became aware of the transactions.

Stockholder Proposals for the 2012 Annual Meeting

Proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December         , 2011 for inclusion in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be received by our Secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders. The advance notice provisions of our by-laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Scheer, Simon, Van Nostrand, Wright, Drs. Fisherman or Liotta or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule  4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to our board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full board. In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our board. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as prescribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. In September 2010, the Committee nominated and the Board appointed Ms. Vitullo, the first woman to sit on Achillion’s Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth above under “Stockholder Proposals for the 2012 Annual Meeting.”

Board Leadership Structure

Mr. Scheer has served as our Chairman of the Board since March 2010. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board.

Our Chief Executive Officer devotes a substantial amount of time and effort to his position in the current business environment. The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow. Our Board is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chairman is the appropriate leadership structure for our Company.

Our Chairman of the Board is responsible for the smooth functioning of our Board and enhancing its effectiveness. Our Chairman will guide the process of our Board, provide input on agenda items, and preside at Board meetings. Our Chairman will also act as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning, financial, regulatory, legal and operational updates. These reports are provided in connection with every regular Board meeting and are discussed, as necessary, at the meeting. The Board is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our code of business conduct and ethics. The Audit Committee meets regularly with management and our independent registered accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendation to our Board with respect to the compensation of our other executive officers, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risks associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board and oversees an annual evaluation to determine if our committees are functioning effectively.

Board Meetings and Attendance

Our Board of Directors held five meetings, either in person or by teleconference, during the year ended December 31, 2010, or fiscal 2010. During fiscal 2010, each of our current directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he/she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2010, all of our current directors attended the Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance, each of which operates under a written charter that has been approved by the Board of Directors. Current copies of each of our committee’s charter are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	preparing the Audit Committee Report required by SEC rules;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm.

The members of our Audit Committee are Messrs. Van Nostrand and Wright and Dr. Fisherman. Mr. Van Nostrand chairs the Audit Committee. Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules. Our Audit Committee held five meetings, either in person or by teleconference, during fiscal 2010.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate. During 2010, the Compensation Committee retained Radford, an Aon Hewitt Consulting Company, to assist in evaluating the compensation of our executives and directors. Radford does not directly provide other services to us aside from consulting with our management, only as necessary, to obtain relevant compensation and market data. We paid Radford $50,000 for these services.

The members of our Compensation Committee are Messrs. Frashier, Scheer, Simon and Van Nostrand. Mr. Frashier chairs the Compensation Committee. Our Compensation Committee held five meetings, either in person or by teleconference, during fiscal 2010.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

The members of our Nominating and Corporate Governance Committee are Dr. Fisherman, Messrs. Frashier and Scheer and Ms. Vitullo. Mr. Scheer chairs the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held two meetings during fiscal 2010.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511-6624.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer and corporate controller. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis section is to discuss the principles underlying our compensation policies and decisions with respect to all of our executive officers, and specifically those who are named in the “Summary Compensation Table,” or our “named executive officers,” with a focus on the factors we rely upon most heavily in setting compensation for those individuals. Our Compensation Committee is the body responsible for establishing and administering our policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation. The Compensation Committee also considers the recommendations of our chief executive officer when determining the appropriate levels of compensation for each of our executive officers, including our named executive officers, as well as for the company as a whole. The members of our Compensation Committee are Messrs. Frashier, Scheer, Simon and Van Nostrand. Mr. Frashier serves as chairman of the Compensation Committee.

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain and motivate the best possible executive talent. The Compensation Committee strives to tie short- and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, business development, financial and operational performance.

Compensation Processes

The Compensation Committee is responsible for reviewing and monitoring the compensation of our chief executive officer and our other named executive officers. Our chief executive officer makes recommendations regarding compensation to the Compensation Committee. Our chief executive and chief financial officer develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that the information provided by these surveys provides us with an appropriate starting place for compensation benchmarks, because many of the companies included in these surveys have similar organizational structures and tend to compete with us for executives and other employees.

During 2010, the Compensation Committee retained Radford, an Aon Hewitt Consulting company, to assist in evaluating the compensation of our employees, executives and directors. The Committee’s objectives in initiating this review were to ensure competitive compensation practices overall, to address the equity participation consequences of a highly dilutive financing, to focus on retaining employees who held significantly underwater stock options, and to explore the possible migration from an equity strategy that historically involved only option grants to one which might include use of restricted stock, stock units or performance shares.

The first step in the compensation review process was the compilation of an appropriate peer set. After discussion with and review by the Compensation Committee, Radford created a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies are those which are :

•	in a similar industry,

•	have similar market capitalizations,

•	have a similar number of employees, and

•	are at a similar stage of product development as our company.

We reviewed the publicly available compensation data from this peer group to set compensation for our chief executive officer, our other named executive officers and our Board of Directors. For 2010, the peer group consisted of the following companies:

Anadys Pharmaceuticals	Ardea Biosciences	ArQule
Celldex Therapeutics	Curis	Cytokinetics
CytRx Corporation	Idenix Pharmaceuticals	Idera Pharmaceuticals
Inhibitex	Insmed	MediciNova
Metabolix	Neurocrine Biosciences	Novavax
Penwest Pharmaceuticals	Pharmacyclics	Pharmasset
Sunesis Pharmaceuticals	Synta Pharmaceuticals	Trubion Pharmaceuticals
Ziopharm Oncology

We operate within the framework of a pay-for-performance philosophy which is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the corporation as a whole, for each individual executive and by extension, the functional department that each executive oversees. Annual corporate goals are proposed by senior executives and approved by the Board of Directors at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Individual and department goals are proposed by each executive and approved by the chief executive officer during the first quarter of each calendar year. Annual individual and department goals focus on contributions which facilitate the achievement of the corporate goals. The chief executive officer’s goals and our other named executive officers’ individual goals are reviewed and approved by the Compensation Committee. In addition to individual goals for each executive officer, the executive team establishes a shared goal over which the executive officers as a group have some control. These shared goals typically involve share price accretion and targets for limiting total operating expenditures.

During the last two months of the calendar year, our chief executive officer, other senior executives and the Compensation Committee evaluate individual, department and corporate performance against the written goals for the completed year. Annual salary increases, annual bonuses and annual stock option awards granted to our employees are tied to the achievement of these goals. Consistent with our compensation philosophy, each non-executive employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and, in some cases, input from others within the Company. This process leads to a recommendation by senior executives for annual employee salary increases, annual stock option awards and bonuses, if any, which is then reviewed and approved by the Compensation Committee. Our executive officers, other than the chief executive officer, are evaluated by the chief executive officer, who submits recommendations for salary increases, bonuses and stock option awards to the Compensation Committee for review and approval. In the case of the chief executive officer, individual performance evaluation is evaluated by the Compensation Committee and the Compensation Committee determines his salary increases, bonuses and stock option awards. For all employees, including our executive officers, annual base salary increases, to the extent granted, are implemented effective the first day of the new calendar year.

During December 2010, in addition to the process outlined above, the Compensation Committee also assessed the competitive data prepared by Radford as part of its review process. This data included review of the Company’s peer group, Radford’s observations and recommendations based on peer group comparison, including Radford’s assessment of all elements of pay (base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation), the Company’s historical pay for performance alignment, the Company’s current equity use, equity mix and share allocation, current “in-the-money” gains and retention value from the Company’s outstanding equity program, potential wealth creation opportunities of the Company’s equity program based on potential future stock prices, total potential equity ownership relative to the peer group, and unvested and unearned equity grants as percentage of total shares outstanding relative to the peer group.

In summary, these data demonstrated that the Company’s base salaries generally were positioned between the 25th and 50th percentiles in the aggregate, but approximated the low end of the market median. The Company’s executive short-term incentive opportunities were generally aligned with or trailed market practice by 5% of base salary. The Company’s aggregate total cash compensation most closely aligned with the market 25th percentile. Similarly, the Company’s equity equivalents were between the market 25th and 50th percentiles. Overall, the Company’s aggregate total compensation was positioned in the second quartile, just below market median. The Compensation Committee incorporated the results of Radford’s analysis in making year-end compensation adjustment decisions. Specifically, the Compensation Committee increased the base salaries of our chief executive officer and certain other officers in response to the comparative data presented in the Radford report. In addition, the Compensation Committee granted stock options to employees and executives in response to the comparatively low level of equity participation outlined in the Radford analysis.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives and non-executive employees are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance review process and increased for merit, as determined through an assessment of each employee’s or executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an employee’s or executive’s role or responsibilities.

In December 2010, our Compensation Committee approved an increase in aggregate non-executive employee base salaries of 4.5% based upon merit and to reflect a number of non-executive employee promotions. The aggregate increase in base salaries was also based upon information provided by Radford during their review, which indicated that peer companies were utilizing an average 3% merit increase for 2011 salary adjustments. The Compensation Committee also approved increases in executive base salaries ranging from 3% to 14%. The increases to our executives’ salaries were based upon merit, alignment of base salaries with market levels for similar positions in comparable companies, based upon information provided by Radford during their consulting engagement, and in some cases, promotion of the individual executive. Radford’s analysis was based upon a review of comparable positions in our peer group which identified that our prior base salaries were below the average salaries of executives in similar positions.

Mr. Kishbauch’s annual base salary in 2010 was $394,800. In December 2010, the Compensation Committee approved an increase to Mr. Kishbauch’s annual base salary to $450,000, effective in January 2011. In making its determination to increase Mr. Kishbauch’s base salary, our Compensation Committee considered two key factors: (i) the level of achievement of corporate goals and the resultant increase in market capitalization of the Company, and (ii) the fact that Mr. Kishbauch’s base salary was significantly below the median base salaries of chief executive officers at our peer group companies.

Ms. Fenton’s annual base salary in 2010 was $256,800. In October 2010, coincident with her promotion to Senior Vice President, the Compensation Committee approved an increase to Ms. Fenton’s annual base salary to $287,625. The Compensation Committee did not amend Ms. Fenton’s salary in December 2010, but rather ratified her recent salary increase, considering three key factors: (i) the level of achievement of Ms. Fenton’s goals during 2010, including two significant financing transactions, (ii) her promotion to Senior Vice President, and (iii) the fact that Ms. Fenton’s prior year base salary was somewhat below the median base salaries of chief financial officers at our peer group companies.

Dr. Deshpande’s annual base salary in 2010 was $321,400. In October 2010, the Compensation Committee approved an increase to Dr. Deshpande’s annual base salary to $359,975, coincident with his promotion to President of Research and Development. The Compensation Committee did not amend Dr. Deshpande’s salary in December 2010, but rather ratified his recent salary increase, considering two key factors: (i) the level of achievement of Dr. Deshpande’s goals during 2010, including the accelerated advancement of newly nominated clinical candidate, ACH-2928, and (ii) his promotion to President of Research and Development.

Dr. Shah’s annual base salary in 2010 was $291,500. In December 2010, the Compensation Committee approved an increase to Dr. Shah’s annual base salary to $300,200. In making its determination to increase Dr. Shah’s base salary, our Compensation Committee considered primarily the level of achievement of Dr. Shah’s goals during 2010, including on-time regulatory filings supporting our advancement of our HCV drug candidates.

Dr. Olek’s annual base salary in 2010 was $274,800. In December 2010, the Compensation Committee approved an increase to Dr. Olek’s annual base salary to $288,500. In making its determination to increase

Dr. Olek’s base salary, our Compensation Committee considered two key factors: (i) the level of achievement of Dr. Olek’s goals during 2010, including on-time and successful completion of the phase 1 and phase 2 clinical program for ACH-1625, and (ii) the fact that Dr. Olek’s base salary was somewhat below the median base salaries of chief medical officers at our peer group companies.

Mr. Truitt’s annual base salary in 2010 was $274,800. In December 2010, the Compensation Committee approved an increase to Mr. Truitt’s annual base salary to $283,000. In making its determination to increase Mr. Truitt’s base salary, our Compensation Committee considered primarily the level of achievement of Mr. Truitt’s goals during 2010, including development of key relationships and initiation of business development discussions around our HCV drug candidates and completion of a license arrangement for elvucitabine.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus. Our Board of Directors has established cash bonus targets for different positions or ranks of employees within our organization that range from 5% to 60% of base salary. Our Board of Directors and Compensation Committee have discretion to adjust these targets. The amount of the cash bonus paid depends on the level of achievement of the stated corporate, department and individual performance goals. For 2010, the target annual performance-based cash bonus percentage was 30% of base salary for all executives, other than our chief executive whose target bonus was 50%. In its discretion, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are not achieved or exceeded.

In December 2010, our Compensation Committee approved cash bonus compensation ranging from 85% to 140% of target for non-executive employees and ranging from 100% to 122% for executives. In making this determination, the Committee gave consideration to both scientific and business accomplishments that were completed during the annual period. The Compensation Committee considered the level of annual goal achievement for the organization as a whole, which totaled approximately 100%. With respect to individual executives, the Committee also assessed the level of specific annual goal achievement, which ranged between 90% and 120%. As some individual goals were exceeded, the aggregate target factor in some cases exceeds 100%. In determining this quantification of annual goal achievement for 2010, management and the Compensation Committee considered, among other objectives, the completion of the following achievements and the level of effort applied towards each during 2010:

(i)	the clinical advancement of our HCV drug candidate, ACH-1625, which successfully demonstrated once-daily dosing in May 2010 and entered phase 2 in September 2010;

(ii)	the advancement of a new clinical compound, ACH-2684, including completion of preclinical studies in December 2010;

(iii)	the discovery and advancement of a third HCV drug candidate, ACH-2928, during 2010 including the accelerated completion of preclinical studies in December 2010;

(iv)	the completion of two significant financing transactions in January and August 2010, each that provided incremental cash resources to the Company, relieved financing overhang and enhanced shareholder liquidity; and

(v)	the significant increase in Company market capitalization and price per share from the beginning of the fiscal year to the end of the fiscal year.

Mr. Kishbauch’s annual cash bonus award for 2010 was $240,000, which represents 122% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the achievement of the Company’s key strategic objectives, Mr. Kishbauch’s individual contributions including: (i) the advancement of the Company’s lead clinical candidate, ACH-1625 into phase 2, (ii) the advancement of earlier-stage HCV pipeline, (iii) the implementation of a financial management plan that balanced the needs of investors and operating requirements and repositions the Company’s overall pipeline strategy, and (iv) oversight and advancement of the Company’s HCV partnering interests. The Compensation Committee increased Mr. Kishbauch’s award from its original calculation of 102% of individual goal achievement to 122% based on, among other things, the overall advancement of the Company’s drug candidate pipeline in 2010, the new additions to that pipeline, the successful completion of two significant financing events in a difficult financing environment, Mr. Kishbauch’s continued strong leadership and the positive response of the market to the Company’s achievements. The Committee also believed that, because Mr. Kishbauch’s salary level was historically below competitive averages, his annual cash bonus was similarly low and increased the target percentage to compensate for this.

Ms. Fenton’s annual cash bonus award for 2010 was $90,400, which represents 105% of her target bonus award. In making this award, the Compensation Committee considered her individual objectives for 2010 including: (i) developing and implementing an operating and capital plan consistent with the Company’s strategic goals, (ii) managing the Company’s investor relations strategy to increase the profile of the Company in the investor community, (iii) providing timely and accurate financial reporting and compliance, budget management and operations management, and (v) identifying and obtaining additional forms of capital.

Dr. Deshpande’s annual cash bonus award for 2010 was $116,000, which represents 107% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2010 including: (i) supporting the timely and efficient clinical development of ACH-1625, (ii) advancing ACH-2684 to ensure a first quarter 2011 IND filing, (iii) devising and executing an accelerated IND-enabling development of ACH-2928, (iv) supporting business development, financing and investor relations discussion, and (v) broadening and deepening the Company’s early stage pipeline of drug candidates. The Compensation Committee increased Dr. Deshpande’s award from its original calculation of 103% of individual goal achievement to 107% based on, among other things, his performance against goals which was above expectations, his innovative leadership of the research and development team, and the emergence over the course of the year of important new pipeline drug candidates.

Dr. Shah’s annual cash bonus award for 2010 was $87,450, which represents 100% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2010 including: (i) supporting the regulatory efforts associated with the timely and efficient clinical development of ACH-1625, (ii) supporting the early clinical development of ACH-2684 and ACH-2928 to ensure first quarter 2011 IND filings for each, (iii) driving formulation and drug product development of ACH-1625 to ensure acceptable solid-dose formulation by year-end, and (iv) supporting business development diligence activities.

Dr. Olek’s annual cash bonus award for 2010 was $85,325, which represents 103% of her target bonus award. In making this award, the Compensation Committee considered her individual objectives for 2010 including: (i) managing the clinical development of ACH-1625 through phase 1 and into phase 2, (ii) supporting the early-stage development of ACH-2684 and ACH-2928 to ensure first quarter 2011 IND filings for each, (iii) supporting business development, financing and investor relations discussions, and (iv) enhancing and supporting the Company’s project management function.

Mr. Truitt’s annual cash bonus award for 2010 was $83,677, which represents 101% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2010 including: (i) materially advancing partnership activities surrounding our HCV drug candidates, (ii) providing commercial assessment and development plans and executing the resultant HCV strategy, (iii) executing two or more partnerships associated with the Company’s non-HCV assets, and (iv) supporting key investor and public relations discussions providing commercial expertise and planning.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2006 Stock Incentive Plan allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall annual compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Awards. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Restricted Stock Awards. While both our 1998 Stock Option Plan and 2006 Stock Incentive Plan permit the issuance of restricted stock awards, no such restricted stock awards have been issued to date, except that prior to our initial public offering, we granted options that were exercisable immediately for shares of restricted stock that vested over a specified period of time. The Compensation Committee may, in the future, issue restricted stock awards in order to achieve its compensation plan objectives.

Annual Stock Option Awards. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. As part of the year-end compensation review by our Compensation Committee, our senior executives recommend and the Compensation Committee approves, a pool of options to be granted to employees other than executive officers. The size of this pool is based upon the number of shares required to reach competitive levels of employee ownership for companies represented in the compensation data we review. In addition, our chief executive officer recommends and the Compensation Committee approves, certain option grants to executive officers. The size of those grants is based upon the number of shares required to trend toward meeting, over time, mean levels of stock ownership for officers in similar positions within the companies represented in the compensation data we review.

Our Compensation Committee’s December 2010 consultation with Radford revealed that the value of the Company’s long-term equity-based awards were substantially below the 50th percentile for equity value provided to similar executives in our peer companies. In many cases, the values were below the 25th percentile. As a result, the Compensation Committee asked Radford to recommend, and the Committee approved, a strategy for increasing, over time, the value of equity awards granted to executives and employees of the Company. As a result of implementing this strategy, the Compensation Committee granted an increased number of shares under stock option grants in December 2010 as compared to similar grants made in December 2009. The Compensation Committee’s objective in making these grants is to begin to reach the 50th percentile for long-term incentive value provided by our peer companies to their executives and employees. In December 2010, the Committee granted Mr. Kishbauch an option to purchase 541,000 shares at a purchase price of $3.10 per share, granted Dr. Deshpande an option to purchase 200,000 shares at a purchase price of $3.10 per share and granted to each of Ms. Fenton, Drs. Shah and Olek and Mr. Truitt, an option to purchase 188,000 shares at a purchase price of $3.10 per share.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee 401(k) contributions at a rate of $0.50 cents for each dollar contribution, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses and/or to create additional incentive for an employee to join our company in a position where there is high market demand. We did not award any signing bonuses in 2010.

In addition, we also reimburse Mr. Truitt for reasonable travel and living expenses incurred as a result of his commuting from Pennsylvania to our offices in Connecticut, and make a tax gross-up payment to Mr. Truitt to reimburse him for any federal or state income taxes associated with receipt of such reimbursements (and related income taxes owed due to the receipt of the gross-up payment).

Termination Based Compensation

Severance. On April 5, 2011, we entered into new employment agreements with Mr. Kishbauch, Mr. Truitt, and Drs. Shah and Olek, providing for, among other things, severance and change in control benefits as described below. In addition, on April 5, 2011, we entered into supplemental agreements with Dr. Deshpande and Ms. Fenton, which along with their existing employment agreements, provide for, among other things, severance and change in control benefits as described below. In setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly-ranked executives, often face challenges securing new employment following termination.

In the event we terminate Mr. Kishbauch’s employment for reasons other than cause, death or disability, or if Mr. Kishbauch terminates his employment for good reason (as defined in his employment agreement), Mr. Kishbauch is entitled to receive (i) his salary in effect on the date of termination until (A) the date that eighteen months following the termination date, and (B) the date Mr. Kishbauch commences full-time employment with another company (but in any event no less than twelve months’ salary continuation); (ii) if Mr. Kishbauch is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical and/or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of all outstanding equity awards. In the event the employment termination occurs within 12 months following a change in control of the company, then Mr. Kishbauch will receive his current year target cash performance incentive in lieu of the pro rated amount described above and his right to severance will not terminate upon becoming employed by another company.

In the event we terminate Dr. Deshpande’s or Ms. Fenton’s employment for reasons other than cause, death or disability, or such executive terminates his or her employment for good reason (as defined in such executive’s employment agreement), such executive is entitled to receive (i) his or her salary in effect on the date of termination until the earlier of (A) the date that is six or twelve months following the termination date (depending on whether he or she resigns for good reason and which good reason is the basis for the resignation) and (B) the date he or she commences full-time employment with another company; (ii) if he or she is eligible for and elects to receive COBRA continuation, payment of the premiums for his/her medical and/or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of all outstanding equity awards. In the event the employment termination occurs within twelve months following a change in control of the company, then Dr. Deshpande and Ms. Fenton will receive his or her current year target cash performance incentive in lieu of the pro rated amount described above and his or her right to severance will not terminate upon becoming employed by another company.

In the event we terminate Mr. Truitt’s, Drs. Shah’s or Olek’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason (as defined in his employment agreement), such executive is entitled to receive (i) his or her salary in effect on the date of termination until the date that is twelve months following the termination date; (ii) if he or she is eligible for and elects to receive COBRA continuation, payment of the premiums for his or her medical and/or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of all outstanding equity awards. In the event such termination occurs within twelve months following a change in control of the company, then such executive will receive his/her current year target cash performance incentive in lieu of the pro rated amount described above and his or her right to severance will not terminate upon becoming employed by another company.

Acceleration of Vesting of Equity-Based Awards. In addition to the benefits described above, upon a change in control, each of our named executive officers are entitled to immediate vesting and exercisability of 25% of all outstanding equity awards held by such executives. We refer to this as “single trigger” acceleration. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards. We believe that “single trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change of control, while the “double trigger” provides an incentive for executive officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax provisions of sections 280G and 4999 of the Internal Revenue Code of 1986 would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code—Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Gary E. Frashier, Chair

David Scheer

Nicholas Simon

Robert Van Nostrand

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2010, 2009 and 2008 for our chief executive officer, our chief financial officer and our four other most highly compensated executive officers who served as executive officers during the year ending December 31, 2010. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)		All Other Compensation ($)		Total ($)
Michael Kishbauch,	2010	394,800		1,271,350	240,000		7,673	(3)	1,913,823
Director, President and Chief Executive Officer	2009	377,750		333,700	188,875		5,626	(4)	905,951
	2008	363,000		114,053	108,900		10,531	(5)	596,484

Mary Kay Fenton,	2010	263,222	(6)	441,800	90,406	(7)	7,673	(3)	803,101
Senior Vice President and Chief Financial Officer	2009	235,500		78,138	70,650		3,826	(8)	388,114
	2008	210,000		31,401	37,800		6,581	(9)	285,782

Milind Deshpande, Ph.D.	2010	329,436	(10)	470,000	116,000	(11)	7,673	(3)	923,109
President, Research and Development and Chief Scientific Officer	2009	303,190		141,000	90,957		4,841	(12)	539,988
	2008	288,000		61,357	51,975		8,921	(13)	410,253

Gautam Shah, Ph.D.	2010	291,500		441,800	87,450		7,673	(3)	828,423
Senior Vice President and Chief Compliance Officer	2009	278,930		78,138	83,679		4,477	(14)	445,224
	2008	265,000		31,401	47,817		8,231	(15)	352,449

Elizabeth Olek, D.O.	2010	274,800		441,800	85,325		13,748	(16)	815,673
Vice President and Chief Medical Officer	2009	252,000		78,138	75,600		4,073	(17)	409,811
	2008	240,000		39,702	68,200	(18)	5,543	(19)	353,445

Joseph Truitt,	2010	274,800		441,800	83,677		40,691	(20)	840,968
Vice President and Chief Commercial Officer	2009	263,000		135,138	78,900		31,564	(21)	508,602
	2008	—		—	—		—		—

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal years ended December 31, 2010, 2009 and 2008, in accordance with ASC 718. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2010, included in our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 3, 2011.
(2)	The amounts in this column reflect discretionary cash performance-based bonus awards approved by the Compensation Committee in December 2010, February 2010 and December 2008 in connection with our annual performance review process and paid to our named executive officers in January 2011, March 2010 and January 2009, respectively.
(3)	Represents $323 of life insurance premiums paid by Achillion and $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(4)	Represents $293 of life insurance premiums paid by Achillion and $5,333 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(5)	Represents $281 of life insurance premiums paid by Achillion and $10,250 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(6)	In connection with her promotion to Senior Vice President in October 2010, Ms. Fenton’s annual base salary was increased from $256,800 to $287,625. In 2010, Ms. Fenton was paid $263,222.
(7)	Ms. Fenton’s Non-Equity Incentive Plan Compensation was calculated based on her salary as of December 31, 2010.
(8)	Represents $293 of life insurance premiums paid by Achillion and $3,533 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(9)	Represents $281 of life insurance premiums paid by Achillion and $6,300 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(10)	In connection with his promotion to President, Research and Development in October 2010, Mr. Deshpande’s annual base salary was increased from $321,400 to $359,975. In 2010, Mr. Deshpande was paid $329,436.
(11)	Mr. Deshpande’s Non-Equity Incentive Plan Compensation was calculated based on his salary as of December 31, 2010.
(12)	Represents $293 of life insurance premiums paid by Achillion and $4,548 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(13)	Represents $281 of life insurance premiums paid by Achillion and $8,640 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(14)	Represents $293 of life insurance premiums paid by Achillion and $4,184 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(15)	Represents $281 of life insurance premiums paid by Achillion and $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(16)	Represents $323 of life insurance premiums paid by Achillion, $7,350 in matching company contributions, $3,466 for travel expense reimbursement incurred as a result of Ms. Olek’s commuting from New York to our offices in Connecticut and $2,609 in a tax gross-up payment to reimburse her for the federal and state income taxes associated with receipt of the reimbursement.
(17)	Represents $293 of life insurance premiums paid by Achillion and $3,780 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(18)	Represents $43,200 for the 2008 annual performance-based cash bonus and $25,000 for the second half of Ms. Olek’s signing bonus.
(19)	Represents $281 of life insurance premiums paid by Achillion and $5,262 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(20)	Represents $323 of life insurance premiums paid by Achillion, $7,350 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $18,837 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $14,181 in a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(21)	Represents $269 of life insurance premiums paid by Achillion, $2,529 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $21,433 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $7,333 in a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2010 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name(4)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options Awards (2) ($)
Michael Kishbauch Director, President and Chief Executive Officer	12/16/10	197,400	541,000	3.10	1,271,350

Mary Kay Fenton Senior Vice President and Chief Financial Officer	12/16/10	86,288	188,000	3.10	441,800

Milind Deshpande, Ph.D. President, Research and Development and Chief Scientific Officer	12/16/10	107,993	200,000	3.10	470,000

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	12/16/10	87,450	188,000	3.10	441,800

Elizabeth Olek, D.O. Vice President and Chief Medical Officer	12/16/10	82,440	188,000	3.10	441,800

Joseph Truitt Vice President and Chief Commercial Officer	12/16/10	82,440	188,000	3.10	441,800

(1)	Reflects the potential Non-Equity Incentive Compensation Plan Awards that could have been earned under our 2010 annual performance review process. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or exceeded. The amounts actually paid to the named executive officers for performance in 2010 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	The amounts reported in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC 718.
(3)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

Information Relating to Equity Awards and Holdings

Fiscal Year 2010 Equity Awards

All of the stock option awards disclosed in the Grants of Plan-Based Awards table were awarded by our Compensation Committee as part of the annual option award grants to our officers and employees. These awards represent compensation for performance in 2010. All of the stock options in the Grants of Plan-Based Awards table were issued under our 2006 Stock Incentive Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock options on December 31, 2010, the last day of our fiscal year, for each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael Kishbauch	270,627	(1)	—		1.60	07/20/2014
Director, President and Chief Executive Officer	116,997	(1)	—		4.00	12/20/2015
	160,000	(2)	—		14.75	12/19/2016
	112,500	(3)	37,500	(3)	4.82	12/14/2017
	79,500	(4)	79,000	(4)	1.05	12/15/2018
	35,500	(5)	106,500	(5)	3.28	12/18/2019
	—		541,000	(6)	3.10	12/16/2020

Mary Kay Fenton	10,625	(1)	—		1.60	12/16/2014
Senior Vice President and Chief Financial Officer	13,125	(1)	—		4.00	12/20/2015
	49,000	(2)	—		14.75	12/19/2016
	33,750	(3)	11,250	(3)	4.82	12/14/2017
	21,750	(4)	21,750	(4)	1.05	12/15/2018
	8,312	(5)	24,938	(5)	3.28	12/18/2019
	—		188,000	(6)	3.10	12/16/2020

Milind Deshpande, Ph.D.	12,500	(1)	—		1.60	12/18/2012
President, Research and Development and Chief Scientific Officer	18,750	(1)	—		1.60	09/10/2013
	13,125	(1)	—		1.60	12/16/2014
	16,250	(1)	—		4.00	12/20/2015
	46,000	(2)	—		14.75	12/19/2016
	41,912	(7)	5,988	(7)	5.41	06/06/2017
	45,000	(3)	15,000	(3)	4.82	12/14/2017
	42,500	(4)	42,500	(4)	1.05	12/15/2018
	15,000	(5)	45,000	(5)	3.28	12/18/2019
	—		200,000	(6)	3.10	12/16/2020

Gautam Shah, Ph.D.	11,875	(1)	—		1.60	05/26/2014
Senior Vice President and Chief Compliance Officer	6,250	(1)	—		1.60	12/16/2014
	13,125	(1)	—		4.00	12/20/2015
	22,000	(2)	—		14.75	12/19/2016
	33,750	(3)	11,250	(3)	4.82	12/14/2017
	21,750	(4)	21,750	(4)	1.05	12/15/2018
	8,312	(5)	24,938	(5)	3.28	12/18/2019
	—		188,000	(6)	3.10	12/16/2020

Elizabeth Olek, D.O	45,000	(8)	15,000	(7)	4.91	12/06/2017
Vice President and Chief Medical Officer	27,500	(4)	27,500	(4)	1.05	12/15/2018
	8,312	(5)	24,938	(5)	3.28	12/18/2019
	—		188,000	(6)	3.10	12/16/2020

Joseph Truitt	43,750	(9)	56,250	(9)	0.82	01/05/2019
Vice President and Chief Commercial Officer	8,312	(5)	24,938	(5)	3.28	12/18/2019
	—		188,000	(6)	3.10	12/18/2020

(1)	These options were immediately exercisable on the date of grant for shares of restricted stock which vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter. As of December 31, 2010, all of the options were fully vested.

(2)	These options were granted on December 19, 2006. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(3)	These options were granted on December 14, 2007. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(4)	These options were granted on December 15, 2008. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(5)	These options were granted on December 18, 2009. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(6)	These options were granted on December 16, 2010. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(7)	These options were granted on June 6, 2007. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(8)	These options were granted on December 6, 2007. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(9)	These options were granted on January 5, 2009. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Messrs. Kishbauch and Truitt, Drs. Deshpande, Shah and Olek and Ms. Fenton. The employment agreements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Mr. Kishbauch, 40% for Dr. Deshpande and 35% for Ms. Fenton, Drs. Olek and Shah and Mr. Truitt.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their respective employment for good reason (as defined in their respective employment agreements). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of our employment agreements with our executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 31, 2010 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a change in control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in-Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a change in control) ($)
Michael Kishbauch	Severance Payments			592,200	(1)	592,200	(1)	592,200	(1)
	Market Value of Stock Vesting(2)	295,348	(3)	—		905,605	(4)	—

	Total	295,348		592,200		1,497,805		592,200

Mary Kay Fenton	Severance Payments			287,625	(1)	287,625	(1)	287,625	(1)
	Market Value of Stock Vesting(2)	90,294	(3)	—		286,521	(4)	—

	Total	90,294		287,625		574,146		235,500

Milind Deshpande, Ph.D.	Severance Payments			359,947	(1)	359,947	(1)	359,947	(1)
	Market Value of Stock Vesting(2)	131,425	(3)	—		380,900	(4)	—

	Total	131,425		359,947		646,468		303,190

Gautam Shah, Ph.D.	Severance Payments			291,500	(1)	291,500	(1)	291,500	(1)
	Market Value of Stock Vesting(2)	90,294	(3)	—		286,521	(4)	—

	Total	90,294		291,500		578,021		278,930

Elizabeth Olek, D.O.	Severance Payments			274,800	(1)	274,800	(1)	274,800	(1)
	Market Value of Stock Vesting(2)	99,207	(3)	—		304,346	(4)	—

	Total	99,207		284,800		579,146		284,800

Joseph Truitt	Severance Payments			274,800	(1)	274,800	(1)	274,800	(1)
	Market Value of Stock Vesting(2)	139,832	(3)	—		406,409	(4)	—

	Total	139,832		274,800		681,209		274,800

(1)	Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Mr. Kishbauch for whom the amount represents a lump sum payment equal to eighteen months of base salary.

(2)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2010, or $4.15 per share.

(3)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.

(4)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,859,952	(1)	$3.67	1,175,086	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,859,952			1,175,086

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 Stock Option Plan and our 2006 Stock Incentive Plan.

(2)	Includes shares of our common stock issuable under our 2006 Stock Incentive Plan.

Compensation of Directors

Under our Director Compensation Policy each of our non-employee directors received (i) a fee of $2,000 for each Board meeting that such non-employee director attended in person, (ii) a fee of $1,000 for each Board meeting at which the director participated telephonically and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, each non-employee director who is not affiliated with a venture capital firm that is a stockholder of Achillion received an annual retainer of $25,000, payable in quarterly installments. Directors who served on the Audit Committee, Compensation Committee or Nominating or Corporate Governance Committee received a fee of $1,000 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board. The Chairman of the Board received an additional retainer of $25,000, the Chairperson of the Audit Committee received an additional annual retainer of $10,000 and each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee received an additional annual retainer of $5,000.

In addition, subject to approval of the Board of Directors, each non-employee director received (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 25,000 shares of our common stock which vested immediately upon election and (ii) an annual stock option grant for the purchase of 20,000 shares of our common stock under our 2006 stock incentive plan, which vested over a four-year period. We do not compensate directors who are also our officers or employees for service as a director.

In December 2010, the Board of Directors approved changes to our Director Compensation Policy. Under the new policy, the annual retainer will be increased to $30,000 and is now payable to all non-employee directors. Additionally, the nonstatutory stock option granted upon initial election to the Board of Directors is increased to 30,000 and the vesting period for annual stock option grants to our directors was changed such that the options will vest as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter. All other fees remain unchanged.

Additionally, in December 2010, in addition to the annual stock option grant to our Board of Directors under our Director Compensation Policy, and pursuant to the recommendation of the Compensation Committee, the Board of Directors granted each director a nonqualified stock option to purchase 30,000 shares of the Company’s common stock at a purchase price equal to $3.10, the fair market value on the date of grant. These stock options, and the annual grant to Directors made in December 2010, vest as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter. The number of shares granted reflects the directors’ considerable strategic efforts during 2010 and represent a one-time grant in lieu of higher cash compensation.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2010:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)(3)		All Other Compensation ($)		Total ($)
Jason Fisherman, M.D.	12,000		104,234		—		116,234
Gary Frashier	46,000		104,234		—		150,234
Michael Grey(2)	25,750	(2)	104,234	(2)	9,250	(2)	139,234
Dennis Liotta, Ph.D.	31,000		104,234		—		135,234
David Scheer	63,750		104,234		—		167,984
Nicholas Simon	10,000		104,234		—		114,234
Robert Van Nostrand	53,000		104,234		—		157,234
Nicole Vitullo	3,000		152,373		—		155,373
David Wright	36,000		104,234		—		140,234

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal year ended December 31, 2010, in accordance with ASC 718. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2010, included in our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 3, 2011.

(2)	Mr. Grey resigned from the Board in September 2010. Mr. Grey received $25,750 for his Board service during the fiscal year 2010. Following his resignation, Mr. Grey continues to provide services to the Company as a special advisor to the Board. Mr. Grey received $9,250 and 50,000 stock options for these consulting services. The stock options that were granted in December 2010 vest as to 25% of the shares on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter.

(3)	The number of shares underlying stock options granted to our directors in 2010 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2010 (#)
Jason Fisherman, M.D.	12/16/2010	50,000
Gary Frashier	12/16/2010	50,000
Dennis Liotta, Ph.D.	12/16/2010	50,000
David Scheer	12/16/2010	50,000
Nicholas Simon	12/16/2010	50,000
Robert Van Nostrand	12/16/2010	50,000
Nicole Vitullo	09/30/2010	25,000
	12/16/2010	50,000
David Wright	12/16/2010	50,000

(4)	The aggregate outstanding options for each non-employee director as of December 31, 2010 are:

Name	Aggregate Options Outstanding as of 12/31/10 (#)
Jason Fisherman, M.D.	105,000
Gary Frashier	115,000
Dennis Liotta, Ph.D.	95,000
David Scheer	130,000
Nicholas Simon	115,000
Robert Van Nostrand	130,000
Nicole Vitullo	50,000
David Wright	130,000

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Frashier, Scheer, Simon and Van Nostrand. No member of the Compensation Committee was at any time during 2010, or formerly, an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Scheer and Van Nostrand have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. Disclosure regarding Mr. Simon can be found on page 46 under the heading “Policies and Procedures Regarding Review, Approval or Ratification of Related Persons Transactions.”

No executive officer of Achillion has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2010 and discussed them with our senior executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee of the Board of Directors

Robert Van Nostrand, Chair
Jason Fisherman
David Wright

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$371,139	$412,885
Audit-Related Fees(2)	—	—
Tax Fees(3)	14,600	23,800
All Other Fees(4)	1,515	1,515

Total Fees	$387,254	$438,200

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting for fiscal year 2009, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees would consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.

(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2010 and 2009.

(4)	All Other Fees for fiscal 2010 and 2009 consists of a subscription to PricewaterhouseCooper LLP’s online accounting research library.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2010, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our proxy statement any transaction since January 1, 2010, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

We have entered into or engaged in the following transactions with the following directors, officers and stockholders who beneficially owned more than 5% of our outstanding common stock at the time of these transactions, as well as affiliates or immediate family members of those directors, officers and stockholders. We believe that the terms of the transactions described below were no less favorable than those that we could have obtained from unaffiliated third parties.

Nicholas Simon

In connection with Clarus Ventures, LLC’s (“Clarus”) agreement to invest in Achillion, the Board of Directors of the Company elected Nicholas Simon as a Class I member of the Board of Directors to serve until his successor is duly elected and qualified. Mr. Simon is a managing director of Clarus.

In August 2008, Clarus purchased units consisting of 5,163,689 shares of common stock and common stock warrants to purchase 1,290,922 shares of common stock for an aggregate purchase price of $15 million. Additionally, in August 2010, Clarus purchased 4,875,502 shares of common stock and warrants to purchase 1,706,426 shares of common stock for an aggregate purchase price of $12.4 million.

As of December 31, 2010, Clarus is the beneficial owner of approximately 20% of our total issued and outstanding shares.

Nicole Vitullo

In connection with Domain Associates, LLC’s (“Domain”) agreement to invest in Achillion, the Board of Directors of the Company elected Nicole Vitullo of Domain as a Class II member of the Board of Directors on September 30, 2010 to serve until her successor is duly elected and qualified. Ms. Vitullo is a partner at Domain and has full management responsibility for Domain Public Equity Partners, L.P. In August 2010, Domain purchased 8,032,129 shares of common stock and warrants to purchase 2,811,245 shares of common stock for an aggregate purchase price of $20.4 million.

As of December 31, 2010, Domain is the beneficial owner of approximately 18% of our total issued and outstanding shares.

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACHILLION PHARMACEUTICALS, INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Achillion Pharmaceuticals, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.        The amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) was duly adopted, pursuant to 242 of the General Corporation Law, and was approved by holders of a majority of the outstanding stock of the Corporation entitled to vote thereon at the 2011 Annual Meeting of Stockholders of the Corporation held on            .

2.        Article IV of the Certificate is amended by deleting the first sentence and replacing it with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 205,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

*    *    *

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this      day of             , 2011.

ACHILLION PHARMACEUTICALS, INC.

By:
Name: Michael D. Kishbauch
Title: President

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ACHILLION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Michael D. Kishbauch and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2011 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 4 AND 5 AND ONE YEAR WITH RESPECT TO PROPOSAL 3.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Joint owners should each sign personally. When signing as attorney, executor, trustee or guardian, please give fill title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership only authorized person should sign.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE

ADDRESS CHANGES/COMMENTS?

(If you noted any address changes/comments above, please mark corresponding box on other side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ACHILLION PHARMACEUTICALS 300 GEORGE STREET NEW HAVEN, CT 06511 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET

www.investorvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Achillion Pharmaceuticals, Inc., c/o Computershare Investor Services, PO Box 43010, Providence, RI 02940-3010

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		FOR	AGAINST	ABSTAIN
1.	To elect Michael Kishbauch, Robert Van Nostrand and Nicole Vitullo as our three Class II Directors for terms to expire at our 2014 annual meeting of stockholders or until their successors are duly elected and qualified.	☐	☐	☐

2.	To approve an advisory vote on executive compensation.	☐	☐	☐

		1 YR	2 YRS	3 YRS	ABSTAIN
3.	To hold an advisory vote on the frequency of future executive compensation advisory votes.	☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of the Corporation’s Common Stock, par value $0.001 per share, authorized for issuance from 100,000,000 to 200,000,000.	☐	☐	☐

5.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

6.	To transact such other business as may properly come before the meeting, including any adjournment or postponement thereof.

For address changes/comments, please check this box and write them on the back where indicated  ☐

Signature:	Date:

Signature:	Date: